Exhibit 99.1

M  A  C  K  —  C  A  L  I    R  E  A  L  T  Y    C  O  R  P  O  R  A  T  I  O  N

NEWS RELEASE

For Immediate Release

Contacts:	Anthony Krug Mack-Cali Realty Corporation Chief Financial Officer (732) 590-1030 tkrug@mack-cali.com	Ilene Jablonski Mack-Cali Realty Corporation Vice President of Marketing (732) 590-1528 ijablonski@mack-cali.com

Deidre Crockett Mack-Cali Realty Corporation Director of Investor Relations (732) 590-1025 dcrockett@mack-cali.com

MACK-CALI LEASES 1.1 MILLION SQUARE FEET

DURING THE FIRST QUARTER

Edison, New Jersey—April 7, 2016—Mack-Cali Realty Corporation (NYSE: CLI) today announced that it executed 82 leases totaling 1.1 million square feet for its office and flex commercial real estate properties during the quarter ended March 31, 2106. This represents a 45 percent increase over the 758,919-square-foot activity for the same period last year. Of the 1.1 million square feet leased, 386,000 square feet (35 percent) were for new leases and 740,000 square feet (65 percent) were for lease renewals and other tenant transactions. At quarter end, Mack-Cali’s Core, Flex, and Waterfront properties achieved 90.3 percent leased, while its Non-Core properties were 75.7 percent leased. The total percentage leased for the Company is 87.2 percent, up 100 basis points from year-end 2015. The first quarter leases had a direct impact on the Company’s 2017 expirations, reducing the total by 330,000 square feet.

“Our portfolio performed strongly this quarter with significant new leases and renewals. We estimate the GAAP roll up for this quarter to be in excess of 18 percent and cash roll up to be approximately 10 percent,” said Mitchell E. Rudin, chief executive officer. “The momentum we are seeing, as exemplified by these leases, is due to real improvement in our key core markets, as well as our continuing focus on providing tenants superior amenities and ideally situated properties with convenient transit options.”

Large block transactions of over 25,000 square feet were represented by the following 13 deals totaling over 845,000 square feet:

JERSEY CITY WATERFRONT

•        Bank of America Merrill Lynch signed a 10-year lease renewal for 334,835 square feet while expanding by an additional 53,372 square feet at 101 Hudson Street in Jersey City, N.J. The tenant’s lease was originally set to expire in 2017. The tenant was represented in the transaction by Robert Alexander, Ryan Alexander, Emily Jones, Ramneek Rikhy, Brett Shannon, and Conor Denihan, all of CBRE.

•        GBT, a corporate travel and meetings program management provider, signed a new lease for 49,563 square feet at 101 Hudson Street in Jersey City. The tenant was represented in the transaction by Carl Eriksen and Nicholas Hilton, both of CBRE.

•        World Business Lenders LLC, a provider of working capital to small businesses, signed a new lease for 35,040 square feet at 101 Hudson Street in Jersey City. The tenant was represented by John A. Johnson, Jr. and Brad M. Wolk, both of Savills Studley.

•        United States Fire Insurance, a subsidiary of Crum & Forster Holdings Corp., is a provider of non-life insurance and underwriting services. The tenant signed a new lease for 35,040 square feet at 101 Hudson Street in Jersey City. The tenant was represented in the transaction by Rémy P. DeVarenne, Jr. of CBRE.

•        Print experts C2 Imaging, LLC, a Vomela Affiliated Company, signed a new lease for 34,307 square feet at Harborside Plaza 2 in Jersey City. The tenant was represented in the transaction by Stuart J. Siegel, Matthew Bergey, Kevin Dudley, and Brett Kaye, all of CBRE.

NEW JERSEY

•        Hackensack University Health Network Inc./Meridian Health Systems, Inc. signed a new lease for 61,068 square feet at Metroview, 343 Thornall Street in Edison. The tenant was represented in the transaction by Paul Giannone, Kevin Carton, and Todd Elfand, all of Cushman & Wakefield.

•        Ferrero U.S.A., Inc., a global chocolate and confectionery producer, signed a new lease for 50,069 square feet at 7 Sylvan Way in Mack-Cali Business Campus, Parsippany. The tenant was represented in the transaction by Edward DaCosta of CBRE.

•        B&G Foods Inc., a manufacturer, seller, and distributer of high-quality, branded shelf-stable foods, signed a lease renewal for 32,024 square feet and took an additional 14,419 square feet at 4 Gatehall Drive in Mack-Cali Business Campus, Parsippany. The tenant was represented in the transaction by David Opper and Nicole Steimel, both of CBRE.

•        Untracht Early LLC, a provider of accounting, assurance, tax, consulting, and family office services, signed a transaction totaling 30,765 square feet consisting of a 26,513-square-foot renewal and a 4,252-square-foot expansion at 325 Columbia Turnpike in Florham Park. The tenant was represented in the transaction by James Sousa of Weichert Commercial Brokerage, Inc.

•        Trinitas Regional Medical Center signed a new, 26,315-square-foot lease at 12 Commerce Drive in Cranford Business Park, Cranford. The tenant was represented in the transaction by George Paras of Paras & Paras.

WESTCHESTER COUNTY, NY

•        Securitas Electronic Security, a provider of security solutions, signed a 32,250-square-foot lease renewal at 3 Westchester Plaza in Cross Westchester Executive Park, Elmsford. The tenant was represented in the transaction by William V. Cuddy, Jr. and Timothy C. Donohue, both of CBRE.

•        Montefiore Medical Center signed a 28,430-square-foot lease renewal at 4 Executive Plaza in South Westchester Executive Park, Yonkers. The tenant was represented in the transaction by Glenn Walsh and Gregory V. Frisoli, both of Newmark Grubb Knight Frank.

•        Law firm Traub Lieberman Straus & Shrewsberry LLP signed a 28,007-square-foot lease renewal at 7 Skyline Drive in Mid-Westchester Executive Park, Hawthorne. The tenant was represented in the transaction by Howard Greenberg of Howard Properties Ltd.

About Mack-Cali Realty Corporation

Mack-Cali Realty Corporation is a fully integrated, self-administered, self-managed real estate investment trust (REIT) providing management, leasing, development, and other tenant-related services for its two-platform operations of waterfront and transit-based office and luxury multi-family assets. Mack-Cali strives to provide its tenants and residents with the most innovative communities that empower them to re-imagine the way they work and live.

Additional information on Mack-Cali Realty Corporation and the commercial real estate properties and multi-family residential communities available for lease can be found on the Company’s website at www.mack-cali.com.

Statements made in this press release may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can be identified by the use of words such as “may,” “will,” “plan,” “potential,” “projected,” “should,” “expect,” “anticipate,” “estimate,” “continue,” or comparable terminology. Such forward-looking statements are inherently subject to certain risks, trends and uncertainties, many of which the Company cannot predict with accuracy and some of which the Company might not even anticipate, and involve factors that may cause actual results to differ materially from those projected or suggested. Readers are cautioned not to place undue reliance on these forward-looking statements and are advised to consider the factors listed above together with the additional factors under the heading “Disclosure Regarding Forward-Looking Statements” and “Risk Factors” in the Company’s Annual Reports on Form 10-K, as may be supplemented or amended by the Company’s Quarterly Reports on Form 10-Q, which are incorporated herein by reference. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events, new information or otherwise.

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